PROGEN
                                                              INDUSTRIES LIMITED


              GOOD FINANCIAL RESULTS BOLSTER PROGEN'S PLAN FOR 2004

BRISBANE, AUSTRALIA FRIDAY AUGUST 29TH 2003. Today Progen Industries Limited (ASX: PGL, NASDAQ: PGLAF), a progressive Australian drug development company, lodged its preliminary results to June 30th, 2003.

The Company's total revenues increased 44% to $8.2 million, compared to $5.7 million in 2002. Exceeding budget expectations, the Commercial Services division accounted for $4.8 million in revenue, an increase of 24% over last year's $3.9 million. Other operating income was stable at $1.3 million and a non-operating contribution of $2.1 million was attributable to the sale of a listed investment.

Milton McColl, Progen's CFO was very pleased with these results, "Progen Commercial Services division should be commended again for their outstanding results in 2003. They have turned this business unit into a self-sufficient, revenue-driving entity, increasing revenue 400% since June 2001 and contributing $1.2 million EBITDA towards reducing the current year's operating loss from ordinary activities."

In line with budget expectations, the company's operating loss from ordinary activities was $5.9 million representing a 20% increase from $4.9 million in 2002. Included in the net operating loss of $7.6 million is an amount of $1.7 million due to the equity accounting of the 19.9% interest that Progen holds in Medigen Biotechnology Corp.

The budgeted increase in Progen operating loss from ordinary activities was a result of an increase in research and development activities, including full year costs of collaboration agreements, ongoing and additional clinical trials for PI-88 and PI-166, costs of the scientific development division responsible for in-licensing PI-166 and associated in-licensing fees and a number of corporate initiatives.

Explaining the increase in Progen's operating expense Lewis Lee, Progen's Managing Director commented. "The burn rate has been kept manageable while substantially increasing our clinical trial program for PI-88 and in-licensing a new cancer compound, PI-166. Operational goals have been met and our strategy is on-track with encouraging results emerging from clinical trials indicating that PI-88 has activity, as demonstrated by disease stabilization in several patients. The company is poised to capitalise on the PI-88 clinical package through a concerted out-licensing thrust."


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

REVIEW AND RESULTS OF OPERATING                                  2003            2002
                                                                $'000           $'000
REVENUE FROM ORDINARY ACTIVITIES
Sales Revenue                                                       4,779           3,850
Other Revenue from Ordinary Activities                              1,285           1,159

REVENUE FORM NON - OPERATING ACTIVITIES
Revenue from sale of non current investment                         2,091             651

                                                            ------------------------------
TOTAL REVENUE FROM OPERATING AND NON-OPERATING
ACTIVITIES                                                          8,155           5,660
                                                            ------------------------------

Loss from ordinary activities before equity accounting for
interest in associated entity and income tax expense               (5,899)         (4,860)

Share of equity loss in associated entity                          (1,679)         (1,296)
                                                            ------------------------------

Loss from ordinary activities before income tax expense            (7,578)         (6,156)

Income tax expense                                                      -               -

                                                            ------------------------------
NET LOSS                                                           (7,578)         (6,156)
                                                            ==============================

Basic and diluted earnings per share                         (31.1) cents    (25.2) cents

Net tangible assets per share                                    49 cents        76 cents

Net tangible assets                                                14,631          18,501


ENDS


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
KEYWORDS - Progen, cancer, PI-88, PI-166, phase I, phase II, clinical trials



WEB LINKS TO RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:

PI-88 achieves Efficacy Endpoint Phase II Trial   www.progen.com.au/news/latest_news.cfm?item=299.0
                                                  -------------------------------------------------
Funds received from Share Purchase Plan           www.progen.com.au/news/latest_news.cfm?item=298.0
                                                  -------------------------------------------------
Encouraging sector news from ASCO                 www.progen.com.au/news/latest_news.cfm?item=295.0
                                                  -------------------------------------------------
Additional Results Support Trial Program          www.progen.com.au/news/latest_news.cfm?item=293.0
                                                  -------------------------------------------------
Progen to manufacture Peplin Compound             www.progen.com.au/news/latest_news.cfm?item=289.0
                                                  -------------------------------------------------
Contract with US based Sequella Inc.              www.progen.com.au/news/latest_news.cfm?item=286.0
                                                  -------------------------------------------------
Half-year report (PDF download available)         www.progen.com.au/news/latest_news.cfm?item=288.0
                                                  -------------------------------------------------
Progen reports 58% increase in revenue            www.progen.com.au/news/latest_news.cfm?item=282.0
                                                  -------------------------------------------------
PI-88 mode of action                              www.progen.com.au/researchdevelopment/pi-88.cfm
                                                  -------------------------------------------------
Progen Industries Ltd.                            www.progen.com.au
                                                  -------------------------------------------------


ABOUT PROGEN:
Progen Industries Limited is an Australian biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals for the treatment of various diseases.
Progen's three key areas of expertise are:

     - CLINICAL DEVELOPMENT via a comprehensive clinical trials programme involving its two lead compounds - PI-88 and PI-166.
     - DRUG DISCOVERY projects focusing on the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.
     - COMMERCIAL SERVICES INCLUDING the manufacture of biopharmaceutical products to world-class standards and distribution of high technology consumable products for large multinational and biotechnology clients.


CONTACTS:

PROGEN INFORMATION:                         Mr Lewis Lee
Sarah Meibusch                              Managing Director
Business Development Manager                Progen Industries Limited
Progen Industries Limited                   Ph: 61 7 3273 9100
Ph:  61 7 3273 9100


PROGEN FINANCIAL INQUIRIES
Milton McColl                               PATIENT ENQUIRY LINE
CFO                                         Tel: 0417 436 548
Progen Industries Limited                   Email: research@progen.com.au
                                                   ----------------------
Ph: 61 7 3273 9100

This press release contains forward-looking statements that are based on current management expectations. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.


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